SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               SGI INTERNATIONAL
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                                     [LOGO]

                                SGI INTERNATIONAL
                         1200 Prospect Street, Suite 325
                           La Jolla, California 92037

                                 APRIL 28, 2000

DEAR SHAREHOLDER:
On behalf of the Board of Directors and employees of SGI International, I cordially invite you to attend the SGI International Annual Meeting of shareholders on Friday, June 2, 2000, in La Jolla, California. The meeting will begin promptly at 9:30 a.m. local time at St. James Hall, 7776 Eads Avenue, La Jolla, California 92037. Directions are as follows: from Interstate 5 North or 52 West, use the Ardath Road Exit, follow Ardath Road to Torrey Pines, turn right on Prospect, turn onto Eads Avenue. From Interstate 5 South, exit at La Jolla Village Drive and turn right (west), turn left onto Torrey Pines Road, turn right on Prospect, turn onto Eads Avenue. Parking is available on Eads, Silverado, and surrounding streets.
        The official Notice of the Annual Meeting, Proxy Statement and Proxy Card are included with this letter. The vote of every shareholder is important, whether or not you plan to attend the meeting, please take the time to vote. As explained in the proxy statement, you may withdraw your proxy at any time before it is actually voted at the meeting. Your cooperation in promptly signing, dating and mailing your Proxy Card, will be greatly appreciated. Please note that mailing your completed proxy will not prevent you from voting in person at the meeting, if you wish to do so.
        If you plan to attend the meeting in person, please remember to bring a form of personal identification with you. If you need special assistance at the meeting please contact Investor Relations at (858) 551-1090. We look forward to meeting you personally, should you be able to attend.

                                    Sincerely,


                                    /s/ MICHAEL L. ROSE
                                    MICHAEL L. ROSE
                                    Chairman of the Board

                                     [LOGO]

                               SGI INTERNATIONAL
                        1200 Prospect Street, Suite 325
                           La Jolla, California 92037

                    Notice of Annual Meeting of Shareholders

                            To be Held June 2, 2000

                             YOUR VOTE IS IMPORTANT

NOTICE is hereby given that the Annual Meeting of the Shareholders of SGI International, a Utah Corporation (the "Company"), will be held on Friday, June 2, 2000, at 9:30 a.m. local time, at St. James Hall, 7776 Eads Avenue, La Jolla, California 92037, to:

1) ELECT DIRECTORS. To consider and act upon the election to the Board of
   Directors: one director to serve for a term of one year until 2001; and three directors to serve a term of three years until 2003. All such directors, if elected, shall serve until the respective Annual Meeting of shareholders in which their term expires, or until their respective successors have been duly elected and qualified;
2) RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANTS. To consider and act upon the ratification of the appointment by the Board of Directors of J.H. Cohn LLP, Independent Public Accountants, as auditors of the Company for the 2000 fiscal year; and
3) OTHER BUSINESS. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Only shareholders of record at the close of business on April 13, 2000, will be entitled to receive notice of, and to vote at, the meeting or any adjournments thereof. The Board asks you to vote in favor of the director nominees and the ratification of J.H. Cohn LLP as the Company's Independent Public Accountants.
     A copy of the Company's Annual Report for 1999 accompanies this notice.

                                By Order of the Board of Directors,


                                /s/ MICHAEL L. ROSE
                                MICHAEL L. ROSE
                                Chairman of the Board


La Jolla, California
APRIL 28, 2000

Whether or not you intend to be present at the Annual Meeting, please promptly mark, sign, date and return the accompanying proxy. A return addressed envelope is enclosed for your convenience.

                               SGI INTERNATIONAL
                        1200 Prospect Street, Suite 325
                           La Jolla, California 92037

                                Proxy Statement

                            Solicitation of Proxies

PROXY STATEMENT AND ANNUAL MEETING
The enclosed proxy is solicited by the Board of Directors on behalf of SGI International, a Utah corporation ("SGI" or the "Company"), for use at the Annual Meeting of the Company's shareholders to be held at St. James Hall, located at 7776 Eads Avenue, La Jolla, California 92037, on June 2, 2000, at 9:30 a.m. local time, or any adjournments thereof. Only shareholders of record at the close of business on April 13, 2000 (the "Record Date"), will be entitled to receive notice of, and to vote at, the meeting. On April 13, 2000, there were issued and outstanding 61,470,976 shares of Common Stock. The holders of shares of Common Stock issued and outstanding on the Record Date are entitled to cast one vote per share on all matters voted on at the Annual Meeting. Whether or not you expect to attend the meeting in person, please return your executed proxy in the enclosed envelope and the shares represented thereby will be voted in accordance with your wishes. There are no rights which will accrue to stockholders dissenting in any matter known to the Company to be raised at the meeting.

VOTING BY PROXY
The Proxy Statement, the enclosed form of proxy and the Annual Report are being mailed to shareholders on or about April 28, 2000. If, after sending in your proxy, you decide to vote in person or desire to change the voting instructions on your proxy or revoke your proxy, you may do so by notifying the Secretary of the Company in writing of such revocation at any time prior to the voting of the proxy, by submitting a later-dated proxy or by attending the meeting and voting in person.
        IF YOUR SHARES ARE HELD IN "STREET NAME" THROUGH A BROKER, BANK OR
OTHER HOLDER OF RECORD, YOU WILL RECEIVE INSTRUCTIONS FROM THE REGISTERED
HOLDER THAT YOU MUST FOLLOW IN ORDER FOR YOUR SHARES TO BE VOTED FOR YOU BY
SUCH RECORD HOLDER.

HOW TO REVOKE YOUR PROXY
You may revoke your proxy at any time before its exercise at the Annual Meeting by: (a) giving written notice of revocation to the Secretary of the Company, (b) executing and delivering a later-dated proxy, or (c) voting in person at the Annual Meeting. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: SGI International, 1200 Prospect Street, Suite 325, La Jolla, California 92037,
Attention: John R. Taylor, Secretary.

QUORUM
The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock issued and outstanding on the Record Date. Abstentions will be treated as shares that are present and entitled to a vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted for a vote of the shareholders. If a broker indicates on the proxy that the broker does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for general quorum purposes, but will not be considered as present and entitled to vote with respect to that matter.

MATTERS RAISED AT THE ANNUAL MEETING
The Company's management does not expect any matters to be acted upon at the Annual Meeting other than those presented in this Proxy Statement under "Actions to be Taken Under Proxy". If any other matters were to be properly presented, however, the persons designated as proxies would have the discretion to vote on those matters for you. Under the Company's Bylaws, a shareholder may submit a matter for a vote of the Company's shareholders at a meeting by giving adequate notice to the Secretary of the Company. To be adequate, the notice must set forth certain information specified in our Bylaws (which will be provided upon written request) about the shareholder and the proposal and be



                                                            SGI INTERNATIONAL  1
delivered to the Secretary prior to December 31 of each year. Alternatively, shareholder proposals may be submitted for a vote of the Company's shareholders under rules adopted under the Securities Exchange Act of 1934, which procedure is described herein under "Future Proposals of Shareholders."
     In addition to solicitation by mail, proxies may also be solicited by certain of the Company's officers, directors and regular employees without additional compensation, personally or by telephone, telefax or telegram. The cost of this solicitation will be borne by the Company. We encourage you to vote promptly. Voting promptly may save SGI the expense of a second mailing.

Action to be Taken Under Proxy
Shares will be voted as instructed in the accompanying proxy on each matter submitted to the vote of shareholders. If any duly executed proxy is returned without voting instructions, the persons named as proxies thereon intend to vote all shares represented by such proxy as follows:
1) FOR the election of the persons named herein as nominees for directors of the Company to hold office until the Annual Meeting of the Company's shareholders in the years 2001 and 2003, or until their successors have been duly elected and qualified;
2) FOR the ratification of J.H. Cohn LLP, Independent Public Accountants, as auditors of the Company for 2000; and,
3) according to their best judgment on the transaction of such other business as properly may come before the meeting or any adjournments thereof.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of March 27, 2000, (i) by each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) by each of the Company's directors, (iii) by the four most highly compensated executive officers other than the Chief Executive Officer ("named executive officers"), (iv) by director nominees, and (v) by all named executive officers and directors as a group.

                                                                AMOUNT                   PERCENT
NAME                                                    BENEFICIALLY OWNED (1,5)        OF CLASS
=================================================================================================
Richard B. Bein                                                  5,500                        *
Edward D. Doherty                                                    -                        *
George E. Donlou                                               220,000(2)                     *
Ernest P. Esztergar                                            548,647(3)                     *
John W. Hart                                                    80,000(4)                     *
William A. Kerr                                                543,613(4)                     *
James W. Mahler                                                234,613(4)                     *
Ben W. Reppond                                               1,992,966                     3.30
Michael L. Rose                                                287,613(4)                     *
Joseph A. Savoca                                               690,000(4)                  1.13
Jeffrey L. Smith                                               890,000(4)                  1.47
John R. Taylor                                                 445,500(4)                     *
Officers and Directors as a group (12 persons)               3,940,446                     9.48
=================================================================================================

* Less than one percent
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person or for any other purpose. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2) Represents common shares under warrant or options.
(3) Includes 50,000 common shares issuable upon conversion of 200 convertible preferred shares and 355,000 common shares under warrant and options.
(4) Includes outstanding and exercisable warrants and options to purchase the number of common shares of SGI International Common Stock as follows: Mr. Hart 50,000; Mr. Kerr 105,000; Mr. Mahler 120,000; Mr. Rose 175,000, Mr.
    Taylor 413,000; Mr. Savoca 640,000, Dr. Smith 125,324.
(5) There are no arrangements known to the Company, including the pledge by any person of securities of SGI, the operation of which may at a subsequent date, result in a change of control of SGI.



2  SGI INTERNATIONAL

                       PROPOSAL 1. ELECTION OF DIRECTORS

The Company's Bylaws provide that the Board of Directors shall consist of not less than three directors nor more than nine directors, with the number to be determined from time to time by the Board of Directors. The Board of Directors has currently fixed the number of directors at nine.
     The Directors are divided into three classes and each class is elected to serve a three-year term ending in successive years. Mr. Savoca resigned from the Board of Directors in February of 2000 and Mr. Grant has decided not to stand for re-election when his term expires at this years Annual Meeting. Messrs. Reppond, Doherty, and Bein have been nominated for election to the Board of Directors for a term expiring at the annual shareholders' meeting in the year 2003. Mr. William Kerr, whose current term expires at this year's Annual Meeting, has been nominated for election to the Board of Directors to fill the vacancy created by Mr. Harris' earlier resignation for a term expiring in 2001. These directors will serve on the Board of Directors until their successors have been duly elected or appointed. The terms of Messrs. Esztergar and Taylor expire at the annual shareholders' meeting in 2001, or until their successors have been duly elected or appointed. The terms of Messrs. Mahler, Rose and Smith expire at the annual shareholders' meeting in 2002, or until their successors have been duly elected or appointed.
     Directors are elected by a majority of votes cast. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees. Each person nominated for election has agreed to serve if elected. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. The Board of Directors is not aware of any reason that might cause any nominee to be unavailable.
     The Board of Directors recommends a vote "FOR" the election of all of the listed nominees.

Information About Directors, Nominees and Executive Officers
The following states each director's, nominee's and executive officer's age, principal occupation, present position with the Company and the year in which each director or nominee first was elected as a director (each serving continuously since first elected, except as set forth otherwise). Unless indicated otherwise, each individual has held his or her present position for at least five years.
     Richard B. Bein, 60 years old, is President and Chief Executive Officer of RBCOR, LLC and BEINCOR, Ltd. which he formed in 1985. These entities import and distribute products to the printing and packaging industries in the Americas.
     Edward D. Doherty, 64 years old, is Chairman of the Board and Chief Executive Officer of Kaneb Pipeline Partners, LP, a refined product pipeline and terminaling partnership since 1989. Preceding his employment with Kaneb, Mr. Doherty was President/Chief Executive Officer of Northlea Corporation and Chairman of Alyth Associates, Inc. which provides restructuring services to troubled companies.
     George E. Donlou, CPA, 41 years old, joined SGI in 1997 as Controller. In April of 1999 Mr. Donlou was appointed Vice President Finance, in addition to his responsibilities as Controller. Prior to joining SGI, Mr. Donlou served as Accounting Manager and Manager of Business Administration for the landfill gas to energy division of Pacific Energy, formerly the alternative energy division of Pacific Enterprises. From 1983 to 1988 Mr. Donlou was employed by KPMG Peat Marwick (known now as KPMG, LLP), a major international accounting firm.
    Ernest P. Esztergar, 68 years old, was a co-founder, Director, President and Technical Director of Synfuel Genesis Incorporated, the predecessor corporation, from its formation in July 1980 until it was merged into the Company in June 1985. Dr. Esztergar has been a Director since 1985 and Senior Vice President Technology since March 1996.
     John W. Hart, 48 years old, Mr. Hart joined SGI in November 1998 as Director of Marketing and was appointed Vice President of Marketing in July of 1999. Prior to joining the Company Mr. Hart served as Senior Manager Coal Sales and as Manager Market Development with ARCO Coal Company, a division of Atlantic Richfield Co., responsible for sales and the development of long-term markets to the electric utility industry. Prior to joining ARCO Coal Company, Mr. Hart spent nine years with NERCO Coal Company, a subsidiary of PaciCorp, as Regional Account Manager and as Project Manager.
     William A. Kerr, 85 years old, was Chairman of the Board, Chief Executive Officer, President, and Chief Operating Officer of Kerr Glass Manufacturing Corporation, working for that company from 1957-1984. Mr. Kerr has been a Director since 1992.
     James W. Mahler, 51 years old, has been Executive Vice President since September 1998 and was appointed to the Board of Directors in November 1998.
Mr. Mahler was previously President of Americoal Development, a wholly owned

                                                            SGI INTERNATIONAL  3
subsidiary of Zeigler Coal Holding Company "Zeigler" since 1992. While with Americoal Development Mr. Mahler was responsible for and managed the non-mining and business development activities of Zeigler, including its investment in the LFC technology. Prior thereto, he was Vice President, Administration for Zeigler, a position he held from 1990 to 1992.
     Ben W. Reppond, 54 years old, is President and Chief Executive Officer of The Reppond Company which he founded in 1981. The Reppond Company is in the employee benefits brokerage industry.
     Michael L. Rose, 61 years old, was appointed to the Board of Directors and became President and Chief Operating Officer in January 1999. Mr. Rose brings over 35 years of experience in the petrochemical and petroleum industry with him and was previously Senior Vice President and Chief Operating Officer of Energy Supply and Credit Corporation ("ESCO"). Preceding his employment with ESCO, Mr. Rose was President and Chief Operating Officer of Peerless Petrochemicals Inc. immediately prior to its acquisition by ESCO in 1989.
     Jeffrey L. Smith, 57 years old, was appointed to the Board of Directors in February 1999. Dr. Smith is currently CFO and Director of Rosebud Energy Corporation "Rosebud", prior to which he was Rosebud's President since its inception in June 1988 until November 1993. Rosebud is the general partner of Colstrip Energy Limited Partnership ("CELP"). CELP owns a 37 Mw power plant in Colstrip, Montana. Dr. Smith also serves as Vice President and Director of Billings Generation, Inc. which is the general partner of Yellowstone Energy Limited Partnership ("YELP"). YELP owns a 57 Mw power plant in Billings Montana. Prior to forming Rosebud in 1988 Dr. Smith was Vice President Finance for SGI International.
     John R. Taylor, 55 years old, has been Senior Vice President since March 1996, Corporate Secretary since June 1995, and General Counsel since December 1994. Mr. Taylor held various positions in Pacific Enterprises and its affiliates from 1977 to 1994, including Director of Contract Administration, Special Counsel, Secretary and House Counsel.

EMPLOYMENT AGREEMENTS
The Company's executive officers are all employed in accordance with standard written employment agreements that have a specific term, usually two years or less. In the event of a change in control of the Company, as defined in these agreements, the agreements automatically extend the term of employment for two additional years with no other benefits being provided to any employee on a change of control or on termination. Termination of employment is only for "cause."

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Compliance with Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and 10% or greater shareholders of the Company ("Reporting Persons") to file with the Securities and Exchange Commission and the Company initial reports of ownership and reports of changes in ownership of equity securities of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that certain reports were not required, during the year ended December 31, 1999, all Section 16(a) filing requirements applicable to Reporting Persons were complied with, except that Dr. Smith did not file timely his Initial Statement of Beneficial Ownership of Securities and Messrs. Donlou, Esztergar, Mahler, Rose and Taylor did not file timely a Statement of Changes of Beneficial Ownership of Securities.

Certain Relationships and Related Transactions
Dr. Jeffrey L. Smith is CFO and Director of Rosebud Energy Corporation and was appointed a Director of the Company in February 1999. Rosebud is owned by four individuals one of whom is Dr. Smith. As of December 31, 1999, 8% notes payable and interest thereon with a net carrying value of $150,000 were due the Company, contingent upon certain events, from the four individuals who formed Rosebud. These amounts represent monies due from the sale of the Company's interests in two projects located in Healy, Alaska.
     In 1999 the Company issued 524,790 shares of restricted common stock to Dr. Smith in return for $85,000 in cash. In addition, during 1999, the Company issued one 12% note payable with a face value of $25,000 and a warrant to purchase 17,500 shares of common stock to Dr. Smith for $25,000. The note bears simple interest which is payable quarterly, at the Company's option, in cash or restricted common stock. In the event the Company elects to distribute common stock, the price of the common stock used to determine the number of shares to be issued will be the greater of (a) the average stock price for the last ten trading days of each quarter or (b) $0.25 per share. The principal of the note payable is due on April 23, 2001, in cash. The warrant is exercisable one year from the date of grant at a price of $0.12 per share. The exercise price was not lower than the closing bid price on the grant date and expires on December 31, 2004. In October, 1999, the Company issued 5,261 shares of restricted common stock for interest on this note valued at $1,315.

4  SGI INTERNATIONAL

     During 1999, and prior to his nomination to the Board of Directors, the Company issued Mr. Reppond a $250,000 12% note payable, due on demand. Subsequently, Mr. Reppond exchanged the $250,000, 12% note payable plus associated accrued interest of $12,625, for approximately 1.6 million restricted common shares and an amended note payable valued at $100,000. The amended $100,000 note payable bears interest at 12% and matures on November 1, 2000. Upon maturity, both the principal amount and accrued interest thereon shall be payable in restricted common stock of the Company, calculated at 75% of the average closing bid price for the five trading days prior to maturity.
     The Company's Bylaws currently provide for the limitation of director liability and for indemnification of employees and agents, including officers and directors, to the fullest extent permitted by Utah law. The Company has entered into Indemnification Agreements with all of its directors and officers. These provisions do not affect a director's or officer's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Company also has Director and Officer Liability Insurance covering its officers and directors.

Information Concerning Board of Directors
COMMITTEES AND MEETINGS
During 1999, the Board of Directors of the Company held six meetings. Each director attended at least 75% of the meetings of the Board of Directors and committees on which such director served. The Board of Directors does not have a Nominating Committee, as such function is performed by the entire Board of Directors. The Board of Directors has authorized two committees: an Audit Committee and Compensation Committee.
     Audit Committee. The Audit Committee performs the following functions:
(a) review of periodic financial statements, (b) communication with independent accountants, (c) review of the Company's internal accounting controls, and (d) recommendation to the Board of Directors as to selection of independent accountants. Due to a restructuring in the composition of the Board of Directors the Audit Committee did not convene during 1999. Instead this function was performed by the entire Board of Directors as a whole.
     Compensation Committee. The Compensation Committee approves all of the Company's compensation plans, including the awarding of warrants or incentive stock options (or "options") and the compensation arrangements for all of the Company's senior management. Due to a restructuring in the composition of the Board of Directors the Compensation Committee did not convene during 1999. Instead, this function was performed by the entire Board of Directors as a whole whose decisions were based on guidelines and policies previously established.

COMPENSATION OF DIRECTORS
Directors of the Company currently do not receive cash compensation for services rendered. Independent (non-employee) directors are periodically granted compensation in the form of warrants to purchase common stock of the Company which is based in part on participation at board meetings and on such additional services that the director performs for the Company at the request of the Chief Executive Officer. Directors have been compensated largely in equity securities in order to align their interest, with those of the Company's shareholders. In 1999, Messrs. Kerr and Smith were granted warrants to purchase an aggregate of 20,000 shares and 10,000 shares, respectively, at exercise prices between $0.125 and $0.143 per share.
     Directors who are also employees of the Company receive no additional compensation for serving as directors. All directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or committees thereof.

EXECUTIVE COMPENSATION POLICIES
The Board of Directors (the "Board") as a whole or through the Compensation Committee when fully constituted, will review executive compensation levels annually and recommend for consideration an annual compensation package for each executive officer, comprised of base salary, warrants and/or options. The Board will also periodically determine for each executive officer appropriate levels of warrants and/or options or other stock-based awards under the Company's Stock Incentive Plan. The Board believes stock-based awards better aligns executive management's interests with those of the shareholders, providing incentives to promote intermediate-term and long-term shareholder value.
     The Company's executive compensation policies are designed to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote the short-term and long-term growth and financial performance of the Company. The compensation policies are influenced by the fact that the Company's technologies and technological investments currently produce insignificant revenues; the Company operates at a net loss; and, except for the operations of AMS, the Company primarily utilizes debt or equity capital to finance operations. The compensation policies are based on the principle that


                                                            SGI INTERNATIONAL  5
the financial rewards to the executives must be aligned with the financial interests of the shareholders of the Company. In this manner, the Company intends to meet its ultimate responsibility to its shareholders.
     The Board believes that the cash compensation being paid to the executives is the amount the Company would be required to pay to engage suitable replacements for the current executive officers. In addition, the Board reviews compensation policies and practices of corporations in other industries which are similar to the Company in terms of revenues and market value, because the Board believes the Company competes with such companies for executive talent. Although the Board reviews such information for general guidance, it does not specifically target compensation of the executive officers to compensation levels at other companies.
     Total compensation available in the combined package for each executive will generally be set based on the Company's performance objectives correlated to the Company's business plan and comparisons to the preceding year's level of compensation. Base salaries of executive officers are usually adjusted annually to reflect inflation, promotions and merit. However, the Company's performance for the particular year and the Company's prospects are more significant factors in determining compensation packages. Compensation packages are subject to variances for a variety of subjective factors such as an individual's experience, contribution to the performance of the Company and its affiliates, in addition to the competitive considerations noted previously.
     The Board will periodically recommend the grant of warrants and/or options at market exercise prices to executives of the Company. Factors reviewed by the Board in determining whether to grant options or warrants are generally the same factors considered in determining salaries described above and the absence of annual cash bonuses or the periodic deferral of salaries. The Board believes that the level of common shares underlying option and warrant grants must be sufficient in size and potential value to provide a strong incentive and to affirm the individual's commitment to the Company. The history of option and warrant grants previously granted to an executive is also a factor in determining new grants. Furthermore, the Board may periodically evaluate additional and different overall compensation plans, which may be utilized in the future to attract and retain qualified personnel.

COMPENSATION FOR FISCAL YEAR 1999
Compensation paid to the Company's named executive officers for fiscal year 1999 consisted of a base salary, warrants and/or options awarded under the Company's incentive stock plan. No cash bonuses were awarded to any named executive officer during fiscal 1999. Further, the Board reviewed the base salary and other compensation arrangements for all of its named executives and notwithstanding the various accomplishments achieved, determined not to increase the base salary for its named executive officers, except for Messrs. Donlou and Hart whose increase in responsibilities and job duties merited such. In lieu of any increase in an executive's base salary the Board granted options that offer opportunities for its named executives to earn additional and potentially significant compensation if shareholder value can be increased. Further, certain named executive officers and the Chief Executive Officer voluntarily deferred part or all of their base salary for the year. The Board, in recognition of such deferral, granted these executives additional warrants.

CHIEF EXECUTIVE OFFICER COMPENSATION
The Board recognized both Mr. Rose's and Mr. Savoca's leadership in guiding the Company through this fiscal 1999, which proved to be extremely challenging. Notwithstanding this, the Board did not increase the base salary of either Mr. Rose or Mr. Savoca in 1999. During 1999, the Board awarded Messrs. Rose and Savoca warrants and/or options to acquire 225,000 and 245,000 shares of common stock, respectively, with an exercise price equal to the market price on the date the options were granted. In determining the number of options and warrants awarded to Messrs. Rose and Savoca, the Board based its decision on the same factors noted previously.

DISCUSSION OF CORPORATE TAX DEDUCTION FOR COMPENSATION
IN EXCESS OF $1 MILLION A YEAR
Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), precludes a public corporation from taking a tax deduction in any year for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid executive officers. The $1 million annual deduction limit does not apply, however, to "performance-based compensation" as that term is defined in Code Section 162(m)(4)(C) and regulations promulgated thereunder.
     The Board believes that Company and executive performance are the most determinative factors with respect to all components of executive compensation other than base salaries. The current incentive stock plan and grants of options for fiscal 1999 and 1998 were determined by the Board based on performance criteria. However, none of these compensation components meets the technical performance-based criteria required by Code Section 162(m) for exclusion from the deduction limit. Compensation expenses in respect of options granted under the Company's stock incentive plan are properly excluded from the deduction limit.

6  SGI INTERNATIONAL

     In fiscal 1999 neither the Chief Executive Officer or any other named executive officer of the Company received cash compensation in excess of $1 million. Thus, in fiscal 1999, the deduction limit did not affect the Company, and as a general matter, the Board does not anticipate that cash compensation paid to any of the five highest-paid executive officers in any year in the near future will approach $1 million.
     The Board will continue to monitor this matter and, if warranted and consistent with compensation objectives, will consider modifications to the Company's compensation policies to maximize the Company's compensation related tax deductions.

BOARD OF DIRECTORS:
Ernest P. Esztergar             Michael L. Rose
Norman A. Grant                 Joseph A. Savoca
William A. Kerr                 Jeffrey L. Smith
James W. Mahler                 John R. Taylor


                             Executive Compensation

Summary Compensation Table
The following table sets forth the compensation of the Chief Executive Officer and four named executive officers of the Company for the three years ended December 31, 1999.

                                                                                      LONG-TERM COMPENSATION(3)
                                                       ANNUAL COMPENSATION(1)        --------------------------
                                                      ------------------------           SHARES UNDERLYING
NAME & PRINCIPAL POSITION                   YEAR             SALARY ($)                WARRANTS AND OPTIONS(4)
===============================================================================================================
Michael L. Rose                             1999             212,741(2)                        225,000
  Chairman of the Board,
  President and Chief Executive Officer
Joseph A. Savoca                            1999             200,905(2)                        245,000
  Former Chairman of the Board,             1998             275,000                           155,000
  President and Chief Executive Officer     1997             237,500                           205,000
James W. Mahler                             1999             194,100(2)                        175,000
  Executive Vice President,                 1998              50,969                            70,000
  Director
John R. Taylor                              1999             145,000(2)                        213,000
  Senior Vice President,                    1998             150,000                            80,000
  General Counsel and Secretary             1997             130,000                           140,000
George E. Donlou                            1999             128,333(2)                         55,000
  Vice President Finance,                   1998             115,000                            55,000
  Controller                                1997              59,583                           115,000
John W. Hart                                1999             132,000                            15,000
  Vice President Marketing                  1998              10,500                            35,000
Ernest P. Esztergar                         1999             108,333(2)                        230,000
  Sr. Vice President                        1998             115,000                            60,000
  Technology and Director                   1997             115,000                           130,000
===============================================================================================================

(1) Salary information is disclosed in the table on a calendar year basis. Therefore, if an increase is granted in any year, the salary reported in the table for that year is a blend of two different salary levels. In January 1999, Mr. Rose joined the Company at an annual salary of $225,000. In September 1998, Mr. Mahler joined the Company at an annual salary of $200,000. In 1997 Mr. Savoca's annual salary was increased from $200,000 to $275,000. In 1997 Mr. Taylor's annual salary was increased, effective January 1, 1998, from $130,000 to $150,000. In July 1997 Mr. Donlou joined the Company at an annual salary of $125,000. In April of 1999, Mr. Donlou was promoted to Vice President of Finance and his annual salary was increased to $135,000. In late November of 1998 Mr. Hart joined the Company at an annual salary of $126,000. In April of 1999, Mr. Hart was promoted to Vice President of Marketing and his annual salary was increased to $138,000.
(2) Effective November 1, 1999, Messrs. Rose, Mahler, Taylor, Donlou and Esztergar agreed to temporarily reduce their salaries to $175,000, $160,000, 120,000, 125,000 and $75,000 respectively. In addition, commencing in May 1999 Messrs. Rose, Mahler, Savoca and Esztergar have also voluntarily deferred payment of their base salaries aggregating approximately $435,000.
(3) There were no cash bonuses, other annual compensation restricted stock awards, long-term incentive plan awards or other compensation paid to executive officers during the fiscal years ended December 31, 1999, 1998 or 1997.
(4) The number of common shares underlying warrants and options in 1997 represents the sum of all common shares underlying the grants of warrants and options, and previously granted warrants repriced in that year. In 1999 and 1998, the Company did not adjust or amend the exercise price of stock options or warrants previously granted to any of the named executive officers.

                                                            SGI INTERNATIONAL  7

Warrant and Stock Option Grants in Last Fiscal Year
The following table sets forth information concerning warrant or option grants made in the fiscal year ended December 31, 1999, to the individuals named in the Summary Compensation Table. There were no grants of SARs to said individuals during the year.

                                                     INDIVIDUAL GRANTS
                     ----------------------------------------------------------------------------
                       NUMBER OF SHARES          % OF TOTAL
                         UNDERLYING           WARRANTS/OPTIONS
                          WARRANTS/         GRANTED TO EMPLOYEES       EXERCISE       EXPIRATION
NAME                  OPTIONS GRANTED(#)       IN FISCAL YEAR       PRICE ($/SH)(1)     DATE(2)
=================================================================================================
Michael L. Rose            75,000                   5.14%              0.1250            04/04
                          150,000                  10.29%              0.0880            12/04
Joseph A. Savoca           75,000                   5.14%              0.1250            04/04
                          170,000                  11.66%              0.1429            12/04
James W. Mahler            50,000                   3.43%              0.1250            04/04
                          125,000                   8.57%              0.0880            12/04
John R. Taylor             75,000                   5.14%              0.1250            04/04
                           88,000                   6.04%              0.1429            12/04
                           50,000                   3.43%              0.0880            12/04
George E. Donlou           50,000                   3.43%              0.1250            04/04
                            5,000                   0.34%              0.0880            12/04
John W. Hart               15,000                   1.03%              0.1250            04/04
=================================================================================================

(1) Incentive stock options and warrants were granted at an exercise price equal to the fair market value of SGI common stock, reported on the OTC Bulletin Board on the date of grant.
(2) The incentive stock options and warrants were granted for a term between five and seven years. All warrants granted in fiscal 1999 are fully exercisable one year from the date of grant. The options are exercisable only after the underlying stock is registered or after the passage of one year. In the event of a merger, sale of substantially all of the assets of the corporation or change in control all outstanding options shall become fully vested and immediately exercisable, if not assumed or in the event of a merger substituted by the successor entity.

SGI INTERNATIONAL 8

Aggregated Warrant and Option Exercises in Last
Fiscal Year and Fiscal Year-End Values
The following table sets forth information concerning the number and value realized as to warrants exercised during 1999 and warrants and options held at December 31, 1999, by the individuals named in the Summary Compensation Table and the value of those warrants and options held at such date. The warrants and options exercised were not exercised as SARs and no SARs were held at year end.

                                                          NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED              IN-THE-MONEY WARRANTS
                                                         WARRANTS AND OPTIONS AT                 AND OPTIONS AT
                            SHARES                           FISCAL YEAR-END                   FISCAL YEAR-END(1)
                           ACQUIRED        VALUE      ---------------------------------------------------------------
NAME                      ON EXERCISE     REALIZED     EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
=====================================================================================================================
Michael L. Rose               -              -           100,000         225,000             -             10,050
Joseph A. Savoca              -              -           395,000         245,000             -              1,857
James W. Mahler               -              -            70,000         175,000             -              8,125
John R. Taylor                -              -           250,000         213,000             -              4,535
George E. Donlou              -              -           170,000          55,000             -              1,285
John W. Hart                  -              -            35,000          15,000             -                300
Ernest P. Esztergar           -              -           225,000         230,000             -              6,868
=====================================================================================================================

(1) Market value of SGI Common Stock at fiscal year-end based on the closing sales price as reported on the OTC Bulletin Board on December 31, 1999 ($0.145), minus the exercise price of "in-the-money" warrants and options. At March 27, 2000, the closing bid price of SGI Common Stock was $0.37.


                    PROPOSAL 2. RATIFICATION OF SELECTION OF
                          INDEPENDENT PUBLIC ACCOUNTS

The accounting firm of J.H. Cohn LLP served as the independent auditors for the Company for the year ended December 31, 1999. Services provided included the examination of the consolidated financial statements and preparation of the tax returns.
     The Board of Directors has selected J.H. Cohn LLP, Independent Public Accountants, as the Company's independent auditors for the year ending December 31, 2000, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Stockholder ratification of the appointment is not required, but the Board of Directors has decided to ascertain the position of the stockholders on the appointment. The Board of Directors may reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.
     A representative of J.H. Cohn LLP is expected to attend the Annual
Meeting and will have the opportunity to make a statement on behalf of the firm if desired. The representative is also expected to be available to respond to appropriate questions from shareholders.
     The Board of Directors recommends a vote "FOR" such ratification.



                                                            SGI INTERNATIONAL  9

                             REPORT ON FORM 10-KSB

A copy of the Company's Report on Form 10-KSB for the period ended December 31, 1999, as filed with the Securities and Exchange Commission (including related financial statements) was mailed to shareholders of record along with this Notice of Annual Meeting of shareholders and Proxy Statement. Additional copies of the Company's Form 10-KSB are available to shareholders without charge, upon written request to the Company.

                        FUTURE PROPOSALS OF SHAREHOLDERS

Under Regulation Section 240.14a-8 adopted pursuant to Section 14(a) of the Securities Exchange Act of 1934, shareholders who intend to submit proposals at the 2001 Annual Meeting must submit such proposals to the Company no later than December 31, 2000, in order for them to be included in the Proxy Statement and the form of Proxy to be distributed by the Board in connection with that meeting. If the 2001 Annual Meeting is held on a date which is not within 30 days of June 2, 2001, then such proposals must be submitted a reasonable time before the Company begins to print and mail its proxy materials.
    Alternatively, if a shareholder wishes to have a proposal considered at the 2001 Annual Meeting but does not utilize the process set forth in Regulation
Section 240.14a-8, the Company's Bylaws control the timely filing of such proposals. Under the Company's Bylaws, a shareholder proposal is not timely unless notice in writing to the Secretary of the Corporation is delivered to or mailed and received at the executive offices of the Company not less than sixty
(60) days prior to the meeting. Notwithstanding this, all proposals of shareholders intended to be presented at the Annual Meeting of shareholders to be held in 2001 must be received by the Company not later than March 15, 2000, to be considered timely by the Company for inclusion in the Company's proxy statement and form of proxy relating to that Annual Meeting. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

                                 OTHER BUSINESS

The Company knows of no business to be brought before the Annual Meeting other than as set forth above. As to other business that may properly come before the meeting, proxies will be voted in accordance with the best judgment of the persons voting such proxies.

                                   By Order of the Board of Directors,


                                   /s/ MICHAEL L. ROSE
                                   MICHAEL L. ROSE
                                   Chairman of the Board





10  SGI INTERNATIONAL

Logo      SGI INTERNATIONAL
          1200 Prospect Street, Suite 325
          La Jolla, CA 92037

PROXY
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on June 2, 2000

The undersigned, revoking all prior proxies, hereby appoints James W. Mahler and Jeffrey L. Smith as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of SGI International held of record by the undersigned on April 13, 2000, at the Annual Meeting of Shareholders to be held on June 2, 2000, or any adjournment thereof.

1. Election of Directors

Nominees: 01 William A. Kerr   02 Richard B. Bein    03 Edward D. Doherty
          04 Ben W. Reppond

[] For all Nominees   [] Withhold authority to vote for any individual Nominee

Write number(s) of Nominee(s) for which you are withholding authority __________

2. Ratification of appointment of J.H. Cohn LLP, Independent Public Accountants

[] For   [] Against   [] Abstain

3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

[] For   [] Against   [] Abstain

SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE IN PERSON EVEN THOUGH THEY HAVE PREVIOUSLY MAILED THEIR PROXY.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR All Nominees for Director, and FOR Item 2. Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a Partnership, please sign name of authorized person.

------------------------------------------------------------------------------
SIGNATURE                                                                 DATE


------------------------------------------------------------------------------
2nd SIGNATURE IF HELD JOINTLY                                             DATE

IMPORTANT: Please date this Proxy and sign exactly as your name(s) appears hereon. Return promptly in the enclosed envelope.